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Exhibit 8.2

                      January    , 2005

Mystic Financial, Inc.
60 High Street
Medford, Massachusetts 02155

    Re:
    Merger of Mystic Financial, Inc. into
    Brookline Bancorp, Inc.

Ladies and Gentlemen:

        You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Mystic Financial, Inc., a Delaware corporation ("Mystic"), with and into Brookline Bancorp, Inc., a Delaware corporation ("Brookline"), immediately followed by the merger (the "Bank Merger") of Medford Co-operative Bank, a wholly-owned subsidiary of Mystic, with and into Brookline Bank, a wholly-owned subsidiary of Brookline. The Merger and the Bank Merger will be effected pursuant to the Agreement and Plan of Merger dated as of July 7, 2004 by and between Brookline and Mystic (the "Merger Agreement"). The Merger, the Bank Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement-Prospectus (the "Proxy Statement") included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement"). All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Merger Agreement.

        In connection with the opinions expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of Brookline and Mystic as we have deemed appropriate. We have also relied, without independent verification, upon the January    , 2005 letters of Brookline and Mystic to Thacher Proffitt & Wood LLP containing certain tax representations. We have assumed that the parties will act, and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by Brookline and Mystic in the foregoing letters are true, correct and complete, and will be true, correct, and complete at the Effective Time, and as to statements qualified by the best of knowledge of the management of Brookline and Mystic, will be consistent with the underlying facts as of the Effective Time. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

        Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current law:

          (1)   The Merger will either constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

          (2)   The Bank Merger will not adversely affect the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (3)   No gain or loss will be recognized by Brookline, Brookline Bank, Mystic or Medford Co-operative Bank by reason of the Merger;

          (4)   The exchange of Mystic Common Stock, to the extent exchanged for Brookline Common Stock, will not give rise to the recognition of gain or loss for federal income tax purposes to the stockholders of Mystic;

          (5)   The basis of the Brookline Common Stock to be received (including any fractional shares deemed received for tax purposes) by an Mystic stockholder will be the same as the basis of the Mystic Common Stock surrendered pursuant to the Merger in exchange therefore, increased by any gain recognized by such Mystic stockholder as a result of the Merger and decreased by any cash received by such Mystic stockholder in the Merger; and

          (6)   The holding period of the shares of Brookline Common Stock to be received by a stockholder of Mystic will include the period during which the stockholder held the shares of Mystic Common Stock surrendered in exchange therefore, provided the Mystic Common Stock surrendered is held as a capital asset at the Effective Time.

        Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is given solely for the benefit of Mystic and its shareholders, and Brookline, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the heading "The Merger—Material United States Federal Income Tax Consequences of the Merger" and "Legal Opinions" in the Proxy Statement which is a part of the Registration Statement.

                      Very truly yours,

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  Exhibit 8.2